MUTUAL RESCISSION OF CONTRACT

This Agreement of mutual rescission of a contract made and entered into this 3rd day of May, 2010, by and between NuGold Resources, Inc., a Nevada corporation (“Buyer”) and Alcantara Brands Corporation, a Nevada corporation (“Seller”).

The parties hereby mutually acknowledge and agree that:

1.  On March 1st, 2010, the parties entered into a contract, which is attached and marked Exhibit A.

2.  The parties to that contract and to this agreement of mutual rescission wish to rescind that contract. As a result of the Seller’s inability to deliver the 107.32 ounces of gold pursuant to Exhibit A, Seller hereby agrees to deliver the Buyer’s Forty Thousand Dollars ($40,000) via wire transfer.

Therefore, in consideration of the mutual covenants of the parties, the parties hereby rescind the aforementioned contract effective as of this day first written above.  This agreement of mutual rescission shall be binding upon the parties, their successors, assigns and personal representatives.  Neither party shall have any further rights or duties thereunder.

This agreement shall be enforced under the laws of the State of Nevada. This is the entire agreement.

Buyer: NuGold Resources, Inc.

/S/ Brenton Country
Brenton Country, President

Seller: Alcantara Resources Corporation, Inc.

/S/ Carlos Alcantara
Carlos Alcantara, President